EXHIBIT 99.1

Thursday January 28, 8:04 am Eastern Time

Company Press Release

SOURCE: AVAX Technologies, Inc.

AVAX Reports 1998 Results

      KANSAS CITY, Mo., Jan. 28 /PRNewswire/ -- AVAX Technologies, Inc. (Nasdaq:
AVXT - news) reported a 1998 net loss of $5.8 million, or $.87 a share, versus $4.3 million, or $1.14 a share, for 1997.

      Research and development expenses in 1998 increased 64% to $4.0 million from $2.4 million a year ago primarily as a result of progress in starting and enrolling patients in the pivotal registration trial for melanoma, as well as the initiation of clinical trials in ovarian cancer. General and administrative expenses decreased 7% to $2.5 million from $2.7 million.

      "It was a very successful year for AVAX Technologies as we made progress on a number of important fronts," said Jeffrey M. Jonas, MD, president and chief executive officer of the company. "The National Cancer Institute decided to provide funding for a Phase I/II trial of O-VAX(TM), our ovarian cancer vaccine, after eight out of nine patients with Stage 3 ovarian cancer in a study we conducted developed an immune response to their own cancer cells after treatment with O-VAX(TM)."

      "The FDA also cleared the way for a pivotal trial for the registration of M-VAX(TM), our melanoma vaccine, and registration is well underway for the study which will involve more than 400 patients at 25 sites," Dr. Jonas continued. "We have also had input with the FDA in its efforts to develop a regulatory framework appropriate to this emerging vaccine technology, and this year we also simplified the capital structure of the company by satisfying all obligations with respect to the reset rights of holders of Series B Preferred Convertible Stock."

      Other significant developments during 1998 included the design and commencement of build-out of the Company's GMP compliant clinical manufacturing facility in Philadelphia, Pennsylvania. Completion of the facility is expected in March of 1999.

      At December 31, 1998, cash, cash equivalents and marketable securities totaled approximately $9.7 million.

      AVAX Technologies, Inc. is a development-stage biopharmaceutical company that acquires rights to and is developing technologies and products for the treatment of cancer and other life-threatening diseases. The company has focused its initial clinical efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the therapeutic market.

Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved; in fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 and its Quarterly Reports on Form 10-QSB. AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.


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